                                                                    Exhibit 99.1
NuCO2 Inc.
2800 SE Market Place, Stuart, Florida  34997
www.nuco2.com
email:  investor_relations@nuco2.com
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FOR IMMEDIATE RELEASE                          CONTACTS:   MICHAEL E. DEDOMENICO
                                                           CHAIRMAN AND CEO
                                                           (772) 221-1754

                      NUCO2 INC. NAMES STEVEN J. LANDWEHR,
                   FORMER 3M EXECUTIVE, TO BOARD OF DIRECTORS

STUART, Fla., July 11, 2005 -- NuCO2 Inc. (Nasdaq: NUCO), the largest supplier in the U.S. of bulk CO2 systems and services for carbonating fountain beverages, today announced the election of Steven J. Landwehr as a Director. This brings membership of the Company's Board of Directors to six, including five independent directors.

     Mr. Landwehr was most recently Executive Vice President at the 3M Company, where he had responsibility for its $1.7 billion worldwide Transportation
Business. In his 30-year career at 3M, where he started in 1974, Mr. Landwehr held various senior positions, including Vice President and General Manager of the Automotive Aftermarket Division and Business Director of the Europe/Middle
East's Commercial Graphics Division. The Transportation Business markets products and components for the manufacturing, repair and maintenance of autos, aircraft, boats and other vehicles.

     "Steve's extensive management background in leading worldwide businesses as well his knowledge of product and service marketing will be a strong complement to our Board," said Michael E. DeDomenico, Chairman and CEO. "We are very pleased to welcome him to NuCO2's Board of Directors."

     Mr. Landwehr is a graduate of Minnesota State University, from which he received both BS and MBA degrees.

About NuCO2

     NuCO2 Inc. is the leading and only national provider of bulk CO2 products and services to the U.S. fountain beverage industry. With service locations within reach of virtually all of the fountain beverage users in the Continental
U.S., NuCO2's experienced professionals comprise the largest network of sales and support specialists in the industry serving national restaurant chains, convenience stores, theme parks and sports and entertainment complexes, among others. NuCO2's revenues are largely derived from the installation, maintenance and rental of bulk CO2 systems and delivery of beverage grade CO2, which are increasingly replacing high pressure CO2, until now the traditional method for carbonating fountain beverages. The technology offers consistent quality, greater ease of operation, and heightened efficiency and safety utilizing permanently installed on-site cryogenic storage tanks. NuCO2 provides systems and services that allow its customers to spend more time serving their customers. Visit the Company's website at http://www.nuco2.com.

     Statements contained in this press release concerning the Company's outlook, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. These
risks and uncertainties include, but are not limited to, the ability of the
Company to add new accounts, competition and future operating performance. The
Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.